AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
PROTECTIVE INSURANCE CORPORATION

(As amended and restated August 7, 2018)

ARTICLE I

The name of the Corporation is Protective Insurance Corporation.

 ARTICLE II
Purposes and Powers

 Section 1.    Purposes.    The purpose for which the Corporation has been formed is to engage in the transaction of any or all lawful business for which corporations may now or hereafter be incorporated under the Indiana Business Corporation Law (the "Act").

Section 2.    Powers.    Subject to any limitation or restriction imposed by the Act, any other law, or any provisions of these Amended Articles of Incorporation, the Corporation shall have the power:

a. To do everything necessary, advisable or convenient for the accomplishment of any of the purposes hereinbefore set forth, or which shall at any time appear conducive to or expedient for the protection or benefit of the Corporation, and to do all other things incidental thereto or connected therewith which are not forbidden by law;

b. To carry out the purposes hereinbefore set forth in any state, territory, district, or possession of the United States, or in any foreign country; and

c. To have, exercise and enjoy in furtherance of the purposes hereinbefore set forth all the general rights, privileges and powers granted to corporations by the Act, as now or hereafter amended, and by the common law.

ARTICLE III
Term of Existence

The period during which the Corporation shall continue is perpetual.

ARTICLE IV
Principal Office and Resident Agent

The post-office address of the principal office of the Corporation is 111 Congressional Boulevard, Carmel, Indiana 46032, and the name and post-office address of its Resident Agent in charge of such office is C T Corporation System, [address removed by the Indiana Secretary of State in version on file].

ARTICLE V
Number of Shares

The total number of shares of capital stock which the Corporation has authority to issue is 23,000,000 shares, which shall be divided into two (2) classes of shares to be designated as "Class A Common Stock" and "Class B Common Stock," respectively, as follows:

3,000,000 shares of Class A Common Stock without par value; and

20,000,000 shares of Class B Common Stock without par value.

ARTICLE VI
Term of Shares

Other than voting rights, the relative rights, preferences and restrictions granted to or imposed upon each and every share of Class A Common Stock and Class B Common Stock, and upon their respective holders, shall be identical. Included in the foregoing, but not in limitation thereof, is the right of holders of both Class A Common Stock and Class B Common Stock to receive dividends, on an equal per share basis, when and as dividends are declared by the Board of Directors out of funds of the Corporation legally available for the payment of dividends.

If at any time a stock distribution is to be paid, such stock distribution may be declared and paid only as follows:

A. So long as no Class B Common Stock has been issued or is outstanding, Class B Common Stock may be paid to holders of Class A Common Stock.

B. Class A Common Stock may be paid to holders of Class A Common Stock and Class B Common Stock may be paid to holders of Class B Common Stock.

C. Whenever a stock distribution is paid, the same number of shares shall be paid with respect to each outstanding share of Class A Common Stock or Class B Common Stock. The Corporation shall not combine or subdivide shares of either class without at the same time making a proportionate combination or subdivision of shares of the other class.

ARTICLE VII
Voting Rights of Shares

Section 1.  Class A Common Stock. Except as otherwise provided by law, the holders of the outstanding shares of Class A Common Stock shall have and possess the exclusive right to vote on all matters presented to shareholders, including the election of directors and questions of merger, consolidation and the sale of all or substantially all of the assets of the Corporation; and each holder of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock registered in such holder's name on the books of the Corporation.

Section 2. Class B Common Stock.   Except as otherwise provided by law, the holders of the outstanding shares of Class B Common Stock shall have no voting rights.

 ARTICLE VIII
Stated Capital

The Stated Capital of the Corporation at the time of filing the Amended Articles of Incorporation is at least One Thousand Dollars ($1,000).

ARTICLE IX
Data Respecting Directors

Section 1.   Number.   The by-laws of the Corporation may specify from time to time the number of directors of the Corporation, which shall not be less than three. Whenever the by-laws do not specify the number, the number of directors of the Corporation shall be three (3).

Section 2.   Qualification.   Directors need not be shareholders of the Corporation, but shall have such other qualifications as the by-laws prescribe.

Section 3.  Removal of Directors.  Any or all of the members of the Board of Directors may be removed, with or without cause, by the shareholders of the Corporation only at a meeting of shareholders called expressly for that purpose, the notice of which shall state that the purpose or one of the purposes of the meeting is removal of the director(s). Removal by the shareholders requires an affirmative vote of the holders of a majority or more of the outstanding shares of the Corporation's stock entitled to vote generally in the election of directors. No director may be removed except as provided in this Section 3.

ARTICLE X

[RESERVED]

ARTICLE XI
Provisions for Regulation of Business and Conduct of Affairs of Corporation

Section 1.    Issuance of Shares. In general.   Any shares of the Corporation which are unissued, or which have been issued and thereafter reacquired by the Corporation, may be from time to time issued upon such terms and conditions, for such consideration, and to such persons, corporations or other legal entities as the Board of Directors may determine and order, without authorization or approval of the shareholders of the Corporation. The Board of Directions may allocate what is received upon issuance of shares between the capital and surplus accounts of the Corporation.

Section 2.    Place of Meetings.    Meetings of the shareholders and meetings of the Board of Directors of the Corporation shall be held at such place, either within or without the State of Indiana, as shall be specified in the respective calls, notices or waivers of notice of such meetings given in accordance with the Code of By-Laws of the Corporation.

Section 3.    Interest of Directors in Contracts.

A.  A conflict of interest transaction is a transaction with the Corporation, including its subsidiaries, in which a director of the Corporation has a direct or indirect interest. A conflict of interest transaction is not voidable by the Corporation solely because of the director's interest in the transaction if any one (1) of the following is true:

(i) The material facts of the transaction and the director's interest were disclosed or known to the Board of Directors or a committee of the Board of Directors and the Board of Directors or committee authorized, approved, or ratified the transaction.

(ii) The material facts of the transaction and the director's interest were disclosed or known to the shareholders entitled to vote and they authorized, approved, or ratified the transaction.

(iii) The transaction was fair to the Corporation.

B. For purposes of this Section 3, a director of the Corporation has an indirect interest in a transaction if:

(i) Another entity in which the director has a material financial interest or in which the director is a general partner is a party to the transaction; or

(ii) Another entity of which the director is a director, officer, or trustee is a party to the transaction and the transaction is, or is required to be, considered by the Board of Directors of the Corporation.

C.  For purposes of Section 3(A)(i), a conflict of interest transaction is authorized, approved, or ratified if it receives the affirmative vote of a majority of the directors on the Board of Directors (or on the committee) who have no direct or indirect interest in the transaction, but a transaction may not be authorized, approved, or ratified under this section by a single director. If a majority of the directors who have no direct or indirect interest in the transaction vote to authorize, approve, or ratify the transaction, a quorum shall be deemed present for the purpose of taking action under this Section 3. The presence of, or a vote cast by, a director with a direct or indirect interest in the transaction does not affect the validity of any action taken under Section 3(A)(i), if the transaction is otherwise authorized, approved, or ratified as provided in such subsection.

D.  For purposes of Section 3(A)(ii), a conflict of interest transaction is authorized, approved, or ratified if it receives the affirmative vote of the holders of shares representing a majority of the votes entitled to be cast. Shares owned by or voted under the control of a director who has a direct or indirect interest in the transaction, and shares owned by or voted under the control of an entity described in Section 3(B), may be counted in such a vote of shareholders.

Section 4.    Indemnification of Directors, Officers and Employees.  The Corporation shall, to the fullest extent permitted by Indiana law, as amended from time to time, indemnify, and advance expenses to, each of its acting and former directors, officers, employees and agents, whenever any such acting or former director, officer, employee or agent is made a party or threatened to be made a party in any action, suit or proceeding by reason of his service as such with the Corporation.  Such rights of indemnification and advancement of expenses shall not be exclusive of any other rights to which such director, officer, employee or agent may be entitled under any by-law, agreement, vote of shareholders or otherwise.

Section 5.    Powers of Board of Directors.   Subject to any limitation or restriction imposed by law or by these Articles of Incorporation, the Board of Directors of the Corporation is hereby authorized to exercise, in furtherance of the purposes of the Corporation, all the powers of the Corporation without authorization or approval of the shareholders of the Corporation.

Section 6.    Purchase of the Corporation's Stock.   The Corporation shall have the right and power, exercisable by authorization and approval of the Board of Directors, to purchase, take, receive or otherwise acquire shares of the Corporation without authorization or approval of the shareholders of the Corporation but subject to such limitations as may be imposed by law.

Section 7.    Distribution Out of Capital Surplus to Shareholders.   The Board of Directors may, from time to time, authorize and cause distribution of cash, property or other assets to the shareholders without authorization or approval of the shareholders of the Corporation but subject to such limitations as may be imposed by law.